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                                                                    Exhibit 99.2

Q1 2003 Results Conference Call
April 17, 2003 at 7:00 am Mountain

OPERATOR: Good morning. I will be your conference facilitator today. At this time I would like to welcome everyone to Advanced Energy's First Quarter 2003 Financial Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad, and questions will be taken in the order that they are received. If you would like to withdraw your question, press the pound key. Thank you. You may begin your conference.

MIKE EL-HILLOW: Thank you. Good morning everyone and thank you for joining us to discuss our financial results for the first quarter 2003. I am Mike El-Hillow, Executive Vice President and Chief Financial Officer. Doug Schatz, Chairman and Chief Executive Officer, and I will be today's speakers and we will provide an overview of the results. Dennis Faerber, our Chief Operating Officer, Doug and I will then take your questions.

By now you should have received your copy of the press release that we issued approximately one hour ago. If you still need a copy of the release, please contact us at 970-221-4670, or you can view the release on our website, www.advanced-energy.com.

Before we get started this morning, I would like to remind everyone that except for any historical information contained herein, the matters discussed in this conference call contain certain forward-looking statements subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, the volatility and cyclicality of the semiconductor and semiconductor capital equipment industries, fluctuations in quarterly and annual operating results, Advanced Energy's ongoing ability to develop new products in a highly competitive industry, characterized



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by increasingly rapid technological changes, our ability to successfully integrate the company's operations, and other risks described in our Form 10-K, Forms 10-Q, and other reports and statements as filed with the SEC. In addition, we assume no obligation to update the information that we provide during this conference call. With that, I'd like to introduce Doug Schatz.

DOUG. SCHATZ:  Thank you Mike, and thanks for joining us this morning.

As we expected, the first quarter of 2003 presented continued sluggish demand in our end markets, especially the semiconductor capital equipment sector. Sales for the quarter were approximately $56.2 million, at the upper end of our guidance of $54 million to $57 million and down 2% from the fourth quarter of 2002. Our order pattern has remained essentially linear since late in 2002 and there are no indications that this will change in the near term.

While the industry has remained suppressed, we continue to find ways to increase our addressable markets. We have done this by reinforcing our focus on the development of products and technologies that leverage the application value of the plasma for our customers. By focusing our research and development on our core product groups, we believe we can realize more high-value revenue possibilities, continue to develop the most reliable products at the lowest possible cost and have the quickest time from concept to commercialization.

These core product groups include power, flow, thermal, plasma and ion sources that enable our customers to improve their plasma manufacturing processes. We are specifically focused on the plasma process itself because the largest point of value creation is where the plasma and the wafer meet.

We constantly identify and leverage our process-based knowledge into existing and new applications, each of which offers us growth potential. For semiconductors, the move to 300mm, and smaller line widths, demands more precisely customized power, temperature



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and gas management. This is resulting in an increasing demand from our customers to adapt and create products that can help them take advantage of their emerging needs. In the flat-panel market, size, resolution and lower manufacturing costs will continue to drive increasing volume. Entertainment data storage is growing with DVD and demands more density and capacity.

Beyond the high volume markets, deposition and surface modification of glass, metals, fabric, optics and polymers represent an increasingly important part of our addressable markets. Our Dressler product group has given us important penetration in the laser and medical markets. And finally, our IKORTM product group continues to expand its market presence in high-end server applications.

From an organizational standpoint, we improved our executive management team during the quarter with the addition of Dennis Faerber as Chief Operating Officer and Craig Jeffries as Chief Marketing Officer. Dennis and Craig have powerful experience in the electronics industry. Most of their experience was gained at Hewlett-Packard, Agilent and Honeywell/Allied Signal. They will be key contributors both strategically and operationally.

Over the last six months, we have also driven to a simplified operating structure. We now have two major product groups: Power Systems, and Control Systems and Instrumentation, as well as two emerging product groups: IKORTM and Dressler. This more streamlined organization helps us be much more efficient, and faster in new product development, as we are now able to better leverage critical mass resources and drive to a much lower breakeven and variable operating model.

Our move to China is on schedule. We are using China for our final assembly and test, and to get more efficient local access to Tier 1 suppliers. The factory was opened and occupied by our start-up team on April 2. Our first qualification units for Power products are planned for mid-May.


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While we have stayed on schedule to date, the war and the SARS outbreak can impact our progress with these overseas initiatives. The war has caused tightened controls on issuance of training visas and SARS has resulted in restricted international travel. Fortunately, we have already hired and trained our key managers and supervisors. With careful travel provisions and advanced interactive video training we feel we have a good shot to stay on or close to schedule. I am continuously impressed with the adaptability and creativity that our team has shown during this period. While it certainly isn't an optimal situation, we are making good progress. We do have contingency plans if things get significantly worse and even then we believe we would only see moderate delays and minimal impact to our financial plan.

Our outsourcing to Tier 1 suppliers has progressed favorably and quickly, with several key suppliers already qualified and ready for production. We are planning for measurable savings from this effort beginning in Q2 and increasing throughout the remainder of the year as we continue to qualify more parts among a dozen validated suppliers. The global problems that could affect our final assembly and test facility in China should have very little impact on our sourcing changes.

Our plans to drive to a much lower breakeven and more variable operating model have also progressed well. We continue to implement these plans, and by the end of 2003 will have a quarterly operating cash flow breakeven of $55 to $60 million in sales. In addition to China and Tier 1 outsourcing, other major initiatives are:

         o Exiting our PCBA manufacturing facility by June 30 and outsourcing all of our high volume PCBAs to China.

         o Rationalizing our worldwide sales, marketing and service functions during the second quarter, and reducing our related headcount by 20%. The major reductions are taking place internationally.


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         o  Selling our industrial flow manufacturing facility and moving the related manufacturing to China and the development to Fort Collins.

As part of our overall drive toward operational excellence we have implemented advanced supply chain management concepts to reduce inventories. The key element is the use of a third-party-logistics provider, or 3PL, to dramatically reduce factory replenishment lead-time. We have partnered with a global, world-class supplier of such services, who can also link our US operation with our emerging Asian supply chain and new China factory. The result of this effort will ultimately be lower inventory, better response by our vendors and lower logistics costs overall. Our Fort Collins location went live on 3PL at the end of March and is currently migrating all supplier deliveries and internal inventories to the new hub.

We are doing a lot, but a lot must be done in this industry transforming environment. The markets we serve are demanding new and better ways to meet their needs. Historically, AE has successfully met this challenge to evolve. Our management team has the leadership and experience needed to execute these plans as we reshape our business model and best position the company for the opportunities ahead.

I'll now turn the call over to Mike El-Hillow so that he can review the financial results with you.

MIKE EL-HILLOW: Thanks, Doug. I will review the results of the first quarter of 2003 and then provide guidance for the second quarter of 2003.

For the 2003 first quarter, revenues were $56.2 million - up 31% from $42.9 million for the first quarter of 2002 and down 2% from $57.4 million for the fourth quarter of 2002.

Gross margin was 32.0% of sales for the first quarter compared with 31.2% for the year ago period and 32.5%, adjusted for inventory write-offs, for the fourth quarter of 2002. Margins were down a bit quarter over quarter because of the lower sales volume and


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costs associated with our China facility. As the year progresses, we will begin to see the impact of our move to Tier 1 suppliers and the overall lower cost of our China facility.

The net loss for the first quarter of 2003 was $8.6 million or $0.27 per share, essentially the same as the $8.7 million in the first quarter of 2002. This compares to fourth quarter 2002 net loss of $22.0 million, or $0.68 per share. Both the first quarter of 2003 and the fourth quarter of 2002 had certain charges associated with the operational changes that we have discussed. In this quarter, they totaled $1.1 million, net of tax, principally restructuring charges. Excluding these charges, the first quarter loss would have been $7.5 million or $0.23 per share and the fourth quarter 2002 net loss would have been $7.8 million or $0.24 per share.

If we look at the first quarter sales by end market, semiconductor capital equipment represented 59% of total sales or $33.1 million. This is a quarter-over-quarter decrease of 3% in dollar terms. In the first quarter of 2002, sales from semiconductor capital equipment customers represented 71% of total sales or $30.4 million.

Applied Materials, our largest semiconductor capital equipment customer, represented 23% of total first quarter sales, or $13.1 million, up from 22% in the fourth quarter of 2002, or $12.6 million. In dollar terms, sales to Applied grew 4%. In the first quarter of 2002, Applied represented 24% of total sales.

Flat-panel display applications represented 12% of total first quarter revenue, or $6.7 million which represents a decline of 26% in dollar terms compared to the fourth quarter of 2002 amount of $9.1 million. This market represented 5% of total first quarter 2002 sales, or $2.3 million. The quarter-to-quarter change was due to customers absorbing the significant amount of equipment bought in the second half of 2002. However, year over year this market has seen almost a tripling of growth for us and we believe will sustain its strength over the near term.


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The data storage industry, which is comprised of digital video disc, compact disc and computer data storage markets, was 7% of total first quarter sales or $3.9 million, which represents a 128% increase in dollar terms compared to the fourth quarter of 2002. This market represented 6%, or $2.4 million in the first quarter of 2002. Both entertainment and computer data storage saw significant sequential and year over year increases.

Advanced product applications represented 22% of first quarter revenue, or $12.5 million, which represents a decrease of 2% compared to the fourth quarter of 2002. Sales to this market were 18% of total sales, or $7.8 million in the first quarter of 2002. This category includes a variety of applications such as our IKORTM power supply for the high end computing market, industrial coatings, architectural glass coatings and laser and medical applications.

Global support was $6.8 million in the first quarter of 2003, essentially unchanged from the fourth quarter of 2002. Global support represented $4.1 million of total sales in the first quarter of 2002.

Looking at sales by geographic region, domestic sales represented 52% of total sales compared to 53% in the prior quarter and 62% in the first quarter of 2002. Europe increased to 17% of sales compared to 14% in the prior quarter and 13% a year ago. Asia Pacific represented 31% of sales, compared to 33% in the prior quarter and 24% a year ago.

We ended the first quarter of 2003 with a total backlog of $25 million, which represents a 14.6% increase compared to fourth quarter 2002 backlog of $21.8 million.

R&D spending was $13.4 million or 24% of sales during the first quarter. This compares to $13.0 million or 23% of sales in the fourth quarter of 2002, and $11.2 million or 26% of sales in the first quarter of 2002. As we complete some important projects, we expect that our quarterly R&D spend will be approximately $12.5 million. Also, included in this



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quarter's spend is a licensing agreement that will help us to further expand our plasma-based technology, essentially accounting for the sequential increase.

S, G & A was $14.0 million in the first quarter of 2003 or 24.9% of sales, compared to $15.8 million in the fourth quarter of 2002, adjusted for certain items, or 27.4% of sales and $13.5 million, or 31.6% of sales in the first quarter of 2002. The $1.8 million sequential decrease was due to our on-going cost reduction measures and will continue to decrease throughout 2003.

Headcount at the end of the first quarter was 1,394 people of which there were 1,310 full-time and 84 temporary employees. That compares with a headcount of 1,398 people at the end of fourth quarter of 2002. As we discussed in February, we did not expect to have any significant headcount changes until the second quarter of 2003. The first quarter also includes our initial hiring in China.

Our balance sheet continues to be strong with cash, cash equivalents and marketable securities of $160.8 million. Our cash position decreased in the first quarter of 2003 by $11.5 million, primarily due to our operating loss net of non-cash expenses and the repayment of $2.3 million of notes payable and capital lease obligations.

Our trade accounts receivable decreased to $37.2 million, compared to $40.8 million in the prior quarter. DSOs decreased to 62 days compared to 65 days in the fourth quarter of 2002 and 69 days in the first quarter of 2002.

First quarter inventory was $56.0 million, compared to $57.3 million in the fourth quarter of 2002. Inventory turns were 2.7 turns in the 2003 first quarter and the fourth quarter of 2002 and 2.0 turns in the first quarter of 2002. Total days inventory was 137 days, essentially the same in the fourth quarter of 2002 and a decrease from 184 days in the first quarter of 2002.



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Our capital expenditures in the first quarter were $3.4 million, similar to the fourth quarter of 2002 and higher than the $2.3 million in the first quarter of 2002. The higher spend was due to investments in China. Depreciation was $3.2 million in the first quarter, compared to $2.9 million one year ago. We expect cap ex to be approximately $10 to $12 million in 2003.

Although our visibility remains poor long term, current customer order patterns indicate that revenue in the second quarter will be in the $56 to $60 million range with a loss per share in the range of $0.18 to $0.21.

Gross margin will continue to improve and should be approximately 32% to 33.5%.

As we stated previously, R&D will be approximately $12.5 million and S, G & A will be approximately $13.5 to $14 million.

For the quarter, we expect our cash burn to be in the $6 to $8 million range. Also, in the second and third quarters, we will take additional charges totaling $1.5 million to $3.5 million as we complete our operational changes. Including the $1.5 million in the first quarter, the total for 2003 is in line with the guidance we gave in February of $3 to $5 million.

Doug, Dennis and I will now be happy to answer any questions, so, operator, please open for questions. Thank you.




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